Exhibit 10.13

AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is made and entered as of June 30, 2008, by and among QuFu Natural Green Engineering Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (“Qufu Natural Green”), and Qufu Shengwang Stevia Biology and Science Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (the “Company” or “Qufu Shengwang”), and Shandong Shengwang Group, Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China, an owner of an interest in Qufu Shengwang ( “Shandong”).

RECITALS

A.   Qufu Shengwang is a limited liability company organized under the laws of the Peoples Republic of China.

B.	Shandong owns and holds a 60% interest in Qufu Shengwang (the “Qufu Shengwang Interest”).

Qufu Natural Green desires to acquire the Qufu Shengwang Interest and Shandong desires to sell to Qufu Natural Green the Qufu Shengwang Interest at a price equal to $7,016,200, which represents 60% of the value of the net tangible assets of Qufu Shengwang of $11,693,666 as of April 30, 2008 as determined by an independent audit prepared in accordance with generally accepted accounting principles in the United States. Qufu Natural Green will acquire such Qufu Shengwang Interest in exchange for cash at Closing (the “Cash Consideration”), as hereinafter defined and in accordance with the terms and conditions set forth in this Agreement.

C.	The Company is doing business in China and related territories with the following address:

6 Shengwang Ave

Qufu, Shangdong, China

Tel: (86537) 442-4999

Fax: (86537) 441-3350

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.	CONSIDERATION

Subject to the terms and conditions of this Agreement, Qufu Natural Green shall acquire the Qufu Shengwang Interest for a total consideration of $7,016,200 in cash, which amount represents 60% of the value of the net tangible assets of Qufu Shengwang of $11,693,666 as of April 30, 2008 as determined by an independent audit prepared in accordance with generally accepted accounting principles in the United States , payable in cash at Closing (the “Purchase Price”).

2.	CLOSING

a.    The closing shall take place not later than July 31, 2008 (the “Closing”). The parties agree that, subject to the Closing, the acquisition of the Qufu Shengwang shall be effective as of June 30, 2008.

b.   Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(i) Qufu Natural Green and/or an affiliate of Buyer as determined by Buyer shall deliver the Purchase Price to Qufu Shengwang; and

(ii) Shandong will transfer its 60% interest in Qufu Shengwang to Qufu Natural Green by delivery of the Qufu Shengwang Interest and execution of such documentation as may be reasonably requested by Qufu Natural Green.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as follows:

a.   Organization and Good Standing and Ownership of Company. The Company is duly organized, validly existing and in good standing under the laws of the Peoples Republic of China, and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and as such business is now conducted. The Company is duly licensed or qualified and in good standing as a Chinese company of limited liabilities where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either the Company or Shandong to issue, sell or transfer any ownership interest in the Company or an ownership of the assets of the Company.

b.   Financial Statements, Books and Records. Qufu Shengwang has delivered to Qufu Natural Green the audited financial statements of Qufu Shengwang as of April 30, 2008 as determined by an independent audit prepared in accordance with generally accepted accounting principles in the United States. (the “Qufu Shengwang Financial Statements”). The Qufu Shengwang Financial Statements are true and accurate and fairly represents the financial position of the Company as of April 30, 2008, and has been prepared in accordance with generally accepted accounting principles in the United States. Since April 30, 2008 there have been no material changes in the Qufu Shengwang Financial Statements.

c.   Taxes. The Company has prepared and filed all appropriate tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision in its financial statements for the payment thereof.

d.   Compliance with Laws. The Company has complied with all applicable laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of the Company. Qufu Shengwang shall obtain the necessary approvals from the respective regulatory authority and shall provide such valid license to Qufu Natural Green.

e.   Authority to Execute and Perform Agreements. Qufu Shengwang and Shandong have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of , enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by this Agreement, in accordance with its respective terms and conditions will not:

i.          require the approval or consent of any governmental or regulatory body, the members or owners of Qufu Shengwang, or the approval or consent of any other person;

ii.         conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Qufu Shengwang or Shandong, or any instrument, contract or other agreement to which is a party or by or to which is bound or subject; or

iii.        result in the creation of any lien or other encumbrance on the assets or properties of Qufu Shengwang or Shandong.

f.   Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company.

g.   Tangible Assets. Qufu Shengwang has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company and as set forth in the Qufu Shengwang Balance Sheet (the “Qufu Shengwang Tangible Assets”). The Company holds all rights, title and interest in all the Qufu Shengwang Tangible Assets owned by it or acquired by it after the date of the Qufu Shengwang Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

h.   Liabilities. Qufu Shengwang does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as “Qufu Shengwang Liabilities”), which were not fully, fairly and adequately reflected on the Qufu Shengwang Balance Sheet. Since April 30, 2008 there have been no material changes in liabilities, outside of the ordinary course of business.

i.    Full Disclosure. No representation or warranty by the Company or Shandong in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Qufu Natural Green pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of the Company.

4.      Shandong hereby represents and warrants that Shandong is the beneficial owner of record of the Qufu Shengwang Interest, which ownership interest is free and clear of all rights, claims, liens and encumbrances, and has not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. The total registered and authorized capital of the Company is $3,000,000, which has been contributed by and is owned by Shandong as to $1,800,000 and Korean Stevia Co., Ltd. as to $1,200,000.

5.	REPRESENTATIONS AND WARRANTIES OF QUFU NATURAL GREEN

Qufu Natural Green hereby represents and warrants to the Company and Shandong as follows:

a.   Organization and Good Standing. Qufu Natural Green is a limited liability company duly organized, validly existing and in good standing under the laws of the Peoples Republic of China and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted and has full corporate power and authority to perform the transactions and agreements contemplated by this Agreement.

b.   Authorization; Binding Obligation: Consents; Interested Parties. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate, shareholder and legal action on the part of Qufu Natural Green. This Agreement has been duly executed and delivered by QuFu Natural Green and is the legal, valid and binding obligation of QuFu Natural Green enforceable against it in accordance with its terms. Laiwang Zhang is the owner of Shandong and the President and Chairman of the Board of Directors of Sunwin International Neutraceuticals, Inc., a Nevada corporation, the parent corporation of Qufu Natural Green.

c.   No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

i.          violate any provision of the Articles of Incorporation or By-Laws of Qufu Natural Green;

ii.         violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Qufu Natural Green is a party or by or to which it or any of its assets or properties may be bound or subject;

iii.        violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Qufu Natural Green or upon the properties or business of; or

iv.        violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of Qufu Natural Green.

d.   Authority to Execute and Perform Agreements. Qufu Natural Green has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of , enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by this Agreement, in accordance with its respective terms and conditions will not:

i.          require the approval or consent of any governmental or regulatory body, the members or owners of Qufu Natural Green, or the approval or consent of any other person;

ii.         conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Qufu Natural Green, or any instrument, contract or other agreement to which is a party or by or to which is bound or subject; or

iii.        result in the creation of any lien or other encumbrance on the assets or properties of Qufu Natural Green.

e.   Full Disclosure. No representation or warranty in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company or Shandong pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Qufu Natural Green.

f.   Representations and Warranties at Closing. The representations and warranties contained in this Section 4 shall be true and complete at the Closing with the same force and effect as through such representations and warranties had been made on and as of the Closing Date.

6.	MUTUAL COVENANTS OF ALL PARTIES

a.   Corporate Examinations and Investigations. Prior to the Closing, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

b.   Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

c.   Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the satisfaction of each party to conduct the execution of this Agreement on or before the Closing including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

7.	INDEMNIFICATION

a.   Obligation of Qufu Natural Green to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 3 confirm par number, Qufu Natural Green hereby agrees to indemnify, defend and hold harmless the Company and Shandong from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements (a “Loss”) based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

b.   Obligation of the Company and Shandong to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 4, the Company and Shandong agree to indemnify, defend and hold harmless Qufu Natural Green from and against any Indemnified Liabilities. For this purpose, “Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by Qufu Natural Green, its officers, directors, employees, agents and affiliates or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Company or Shandong in or pursuant to this Agreement; or (b) any default or breach in performance of any of the covenants or agreements made by the Company or Shandong in or pursuant to this Agreement.

8.	MISCELLANEOUS

a.   Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute a waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

b.   Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

c.   Assignment. This Agreement is not assignable except by operation of law.

d.   Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

Qufu Natural Green: 6 Shengwang Ave Qufu, Shangdong, China	Qufu Shengwang: 6 Shengwang Ave Qufu, Shangdong, China Tel: (86537) 442-4999 Fax: (86537) 441-3350

Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be either hand delivered, delivered by facsimile, mailed by overnight delivery service or by registered or certified mail (postage prepaid), return receipt requested, at the address indicated above or at such other address that shall have been furnished in writing to the addressor.

e.   Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the Peoples Republic of China, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

f.   Entire Agreement. This Agreement executed in connection with the consummation of the transactions contemplated herein comprises the entire agreement among the parties with respect to the acquisition of the Qufu Shengwang Interest and supersedes all prior agreements, written or oral, with respect thereto.

g.   Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

h.   Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

i.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Qufu Natural Green Engineering Co., Ltd. /s/ Dongdong Lin Signature Dongdong Lin, Chief Executive Officer Name, Title
Qufu Shengwang Stevia Biology and Science Co., Ltd. /s/ Laiwang Zhang Signature Laiwang Zhang, Managing Director Name, Title	Shandong Shengwang Group, Co., Ltd. /s/ Laiwang Zhang Signature Laiwang Zhang Name, Title